Exhibit 4.2

EXECUTION COPY

Teléfonos de México, S.A.B. de C.V.,

as Issuer

and

América Móvil, S.A.B. de C.V.,

as Guarantor

and

The Bank of New York Mellon,

as Trustee

SUPPLEMENT

To the Indenture dated as of November 19, 2003

and the Fourth Supplemental Indenture dated as of January 31, 2006 between the Issuer and the Trustee

providing for the issuance of 8.75% Senior Notes due 2016

Dated as of July 17, 2012

-i-

SUPPLEMENT (this “Supplement”), dated as of July 17, 2012, among Teléfonos de México, S.A.B. de C.V. (the “Company”), a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), having its principal office at Parque Vía 190 Colonia Cuauhtémoc, 06599, Mexico, D.F., Mexico, América Móvil, S.A.B. de C.V. a sociedad anónima de capital variable organized and existing under the laws of Mexico (the “Guarantor”), having its principal office at Lago Zurich 245, Edificio Telcel, Colonia Granada Ampliación, Delegación Miguel Hidalgo, 11529, México D.F., México, and The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the “Trustee”) to the Indenture, dated as of November 19, 2003, between the Company and the Trustee (the “Base Indenture”), as amended and supplemented by the Fourth Supplemental Indenture dated as of January 31, 2006 (as so amended and supplemented, the “Original Indenture”). The Original Indenture, together with this Supplement, is herein referred to as the “Indenture.”

WITNESSETH:

WHEREAS, the Company issued the 8.75% Senior Notes due 2016 (the “Notes”) under the Original Indenture;

WHEREAS, pursuant to Section 901(2) of the Base Indenture, the Company and the Trustee may add to the covenants of the Company for the benefit of the Holders of the Notes without the consent of the Holders of the Notes;

WHEREAS, pursuant to Section 902 of the Base Indenture, the Company and the Trustee may amend or supplement the Original Indenture and the Notes with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, the Company desires to amend certain provisions of the Original Indenture;

WHEREAS, the Company and the Guarantor have solicited the consents (the “Consent Solicitation”) of the holders of the Notes to certain amendments to the Original Indenture (the “Amendments”) in exchange for the full and unconditional guarantee of the Notes by the Guarantor (the “Guarantee”), as described in a prospectus/consent solicitation statement dated June 28, 2012;

WHEREAS, the holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the Amendments pursuant to Section 902 of the Base Indenture;

WHEREAS, the Guarantor has agreed to fully and unconditionally guarantee the Company’s obligations under the Indenture and the Notes;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a Board Resolution authorizing the execution of this Supplement, (ii) evidence of the written consent of not less than a majority of the Holders and (iii) the Opinion of Counsel described in Section 903 of the Base Indenture;

WHEREAS, the Company and the Guarantor have duly authorized the execution and delivery of this Supplement for the foregoing purposes;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplement and to make this Supplement valid and binding have been complied with or have been done or performed; and

WHEREAS, the Company desires and has requested the Trustee to join in the execution and delivery of this Supplement for the purpose of amending the Original Indenture with respect to the Notes.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Notes as follows, effective upon execution hereof by the Trustee:

ARTICLE ONE

DEFINITIONS

Section 101. Definitions.

For all purposes of this Supplement, except as otherwise stated herein:

(1) capitalized terms used herein but not otherwise defined in this Supplement shall have the respective meanings assigned to them in the Original Indenture;

(2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference thereto, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with International Financial Reporting Standards;

(4) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplement; and

(5) the following terms shall have the respective meanings assigned them below:

“Supplement” shall have the meaning set forth in the recitals.

“Indenture” shall have the meaning set forth in the recitals.

“Original Indenture” shall have the meaning set forth in the recitals.

“Notes” shall have the meaning set forth in the recitals.

“Guarantor” shall have the meaning set forth in the preamble.

“Guarantee” shall have the meaning set forth in the recitals.

“Obligations” shall have the meaning set forth in Section 201 of this Supplement.

ARTICLE TWO

THE GUARANTEES

Section 201. The Guarantees.

The Guarantor hereby fully, unconditionally and irrevocably guarantees, on an unsubordinated and unsecured basis, as primary obligor and not merely as surety, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on, and any other amounts due under the Notes and all other obligations of the Company under the Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The obligations of the Guarantor under the Guarantee rank equally in right of payment with other Indebtedness of the Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Guarantee. The Guarantor further agrees (to the fullest extent permitted by applicable law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article Two, notwithstanding any extension or renewal of any Obligation.

The Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Notes or the Obligations. The obligations of the Guarantor hereunder shall not be affected by: (i) the failure of any Holder of Notes to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder of Notes or the Trustee for the Obligations or any of them; (v) the failure of any Holder of Notes to exercise any right or remedy against any other Guarantor; or (vi) any change in the ownership of the Company.

The Guarantor further agrees that the Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder of Notes to any security held for payment of the Obligations.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

The Guarantor further agrees that the Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder of Notes upon the bankruptcy, concurso mercantil or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder of Notes has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders of Notes an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (to the fullest extent not prohibited by applicable law).

The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders of Notes, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (ii) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of the Guarantee.

The Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders of Notes in enforcing any rights under this Article Two.

Section 202. Limitation on Liability; Termination and Discharge.

The obligations of the Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other liabilities (fixed and contingent) of the Guarantor, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Section 203. No Subrogation.

Notwithstanding any payment or payments made by the Guarantor hereunder, the Guarantor shall not be entitled to be subrogated to any of the rights of the Trustee or any Holder of Notes against the Company or any collateral security or guarantee or right of offset held by the Trustee or any Holder of Notes for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Company in respect of payments made by the Guarantor hereunder, until all amounts owing to the Trustee and the Holder of Notes by the Company on account of the Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Trustee and the Holder of Notes, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Trustee in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Trustee, if required), to be applied against the Obligations.

ARTICLE THREE

AMENDMENTS

Section 301. Amendments to Section 101 of the Base Indenture.

(a) Section 101(3) of the Base Indenture shall be deleted in its entirety and replaced with the following:

“all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with International Financial Reporting Standards (“IFRS”) and any reference herein or in the Securities to “Mexican generally accepted accounting principles” shall be deemed to refer to IFRS.”

(b) The following definitions contained in Section 101 of the Base Indenture shall be deleted in their entirety and replaced with the corresponding definitions set forth below:

“Board of Directors” means either the Board of Directors of the Company or the Guarantor, as the context requires, or any committee of that board duly authorized to act for it in respect hereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or the Guarantor, as the case may be, to have been duly adopted by the Board of Directors of the Company or the Guarantor, as the case may be, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Guarantee” means, individually, any guarantee of the Obligations by the Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

“Guarantor” means América Móvil, S.A.B. de C.V. until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantor” shall mean such successor Person.

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Treasurer or any Division Head of the Company or the Guarantor, as the context requires, and delivered to the Trustee.

Section 302. Amendments to Section 109 of the Base Indenture.

Section 109 of the Base Indenture shall be deleted in its entirety and replaced with the following:

“SECTION 109. Successors and Assigns.

All covenants and agreements in this Indenture by the Company and the Guarantor shall bind their successors and assigns, whether so expressed or not.”

Section 303. Amendments to Section 401 of the Base Indenture.

Section 401 of the Base Indenture shall be deleted in its entirety and replaced with the following:

“SECTION 401. Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect (except as to any surviving rights of conversion, registration of transfer or exchange of Securities herein expressly provided for), and the Trustee, on demand of and at the expense of the Company and the Guarantor, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(1) either

(A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 305 and (ii) Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or

(B) all such Securities not theretofore delivered to the Trustee for cancellation

(i) have become due and payable, or

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose funds in an amount sufficient to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(2) each of the Company and the Guarantor has paid or caused to be paid all other sums payable hereunder by the Company and the Guarantor; and

(3) each of the Company and the Guarantor has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company and the Guarantor to the Trustee under Section 607, the obligations of the Trustee to any Authenticating Agent under Section 614 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of Clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive such satisfaction and discharge.”

Section 304. Amendments to Section 501 of the Base Indenture.

Section 501 of the Base Indenture shall be deleted in its entirety and replaced with the following:

“SECTION 501. Events of Default

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default by the Company and the Guarantor in the payment of any interest (including any Additional Amounts) upon any of the Notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default by the Company and the Guarantor in the payment of the principal (including any Redemption Price or Repurchase Price and any Additional Amounts) of or premium on any of the Notes at its Maturity; or

(3) default in the performance, or breach, of any covenant of the Company or the Guarantor in this Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company and the Guarantor by the Trustee or to the Company, the Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) a default or defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed of the Company, any Material Subsidiary or the Guarantor, or under any mortgage, indenture, agreement or instrument under which there may be issued or borrowed or by which there may be secured or evidenced any indebtedness of the Company, any Material Subsidiary or the Guarantor, whether such indebtedness now exists or shall hereafter be created; provided that such indebtedness, individually or in the aggregate, has an aggregate principal amount then outstanding in excess of U.S.$100 million (or the equivalent thereof in other currencies or currency units) and that such default or defaults, individually or in the aggregate, (A) shall constitute a failure to pay the principal of or interest on such indebtedness (or any portion thereof having an aggregate principal amount in excess of U.S.$100 million or such equivalent thereof) when due and payable after the expiration of any applicable grace period with respect thereto or (B) shall have resulted in such indebtedness (or any portion thereof having an aggregate principal amount in excess of U.S.$100 million or such equivalent thereof) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

(5) a final judgment or judgments (not subject to appeal) for the payment of money are entered against the Company, any one or more Material Subsidiaries and/or the Guarantor in an aggregate amount in excess of U.S.$100 million (or the equivalent thereof in other currencies or currency units), by a court or courts of competent jurisdiction, which judgment(s) (A) are neither discharged nor bonded in full within 30 days after the right to appeal all such judgments has expired or (B) if bonded in full within such 30-day period, cease to be fully bonded; or

(6) a final judgment or judgments (not subject to appeal) determines the Guarantees to be unenforceable or invalid or the Guarantees cease for any reason to be in full force and effect or the Guarantor or any person acting on its behalf denies or disaffirms its obligations under the Guarantees; or

(7) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company, any Material Subsidiary or the Guarantor, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, concurso mercantil, reorganization or other similar law, or (B) a decree or order adjudging the Company, any Material Subsidiary or the Guarantor a bankrupt or insolvent, or suspending payments, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Material Subsidiary or the Guarantor under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, sequestrator or other similar official of the Company, any Material Subsidiary or the Guarantor or of any substantial part of the property of the Company, any Material Subsidiary or the Guarantor, or ordering the winding up or liquidation of the affairs of the Company, any Material Subsidiary or the Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(8) the commencement by the Company, any Material Subsidiary or the Guarantor of a voluntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company, any Material Subsidiary or the Guarantor to the entry of a decree or order for relief in respect of the Company, any Material Subsidiary or the Guarantor in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, any Material Subsidiary or the Guarantor of the Company, or the filing by the Company, any Material Subsidiary or the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable law or the consent by the Company, any Material Subsidiary or the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, sequestrator or similar official of the Company, any Material Subsidiary or the Guarantor or of any substantial part of the property of the Company, any Material Subsidiary or the Guarantor, or the making by the Company, any Material Subsidiary or the Guarantor of an assignment for the benefit of creditors, or the admission by the Company, any Material Subsidiary or the Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company, any Material Subsidiary or the Guarantor in furtherance of any such action (evidenced by the adoption of a corporate resolution in favor of any such actions or an action of any of the officers of the Company, any Material Subsidiary or the Guarantor that similarly binds the Company, any Material Subsidiary or the Guarantor, as the case may be).”

Section 305. Amendments to Article Eight of the Base Indenture.

Article Eight of the Base Indenture shall be deleted in its entirety and replaced with the following:

“SECTION 801. Company or Guarantor May Consolidate, Etc. Only on Certain Terms.

Neither the Company nor the Guarantor shall consolidate with or merge into any other Person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of its properties and assets substantially as an entirety and neither the Company nor the Guarantor shall permit any Person to consolidate with or merge into it unless:

(1) immediately after giving effect to such transaction, no Event of Default, or an event or condition which, after the giving of notice or lapse of time, or both, would become an Event of Default, with respect to any series of Securities shall have occurred and be continuing;

(2) the Person formed by such consolidation or merger or the Person which acquires by transfer, conveyance, sale, lease or other disposition of the properties and assets of the Company or the Guarantor, as the case may be, substantially as an entirety shall be a corporation organized and validly existing under the laws of Mexico or the United States of America or any political subdivision thereof and if not the Company or the Guarantor, as the case may be, shall expressly assume by a supplemental indenture hereto executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company or the Guarantor to be performed or observed; and

(3) the Company or the Guarantor, as the case may be, has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

SECTION 802. Successor Substituted.

Upon any consolidation of the Company or the Guarantor with, or merger of the Company or the Guarantor into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company or the Guarantor, as the case may be, substantially as an entirety in accordance with Section 801, the successor Person formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, as the case may be, under this Indenture with the same effect as if such successor Person had been named as the Company or the Guarantor, as the case may be, herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities.”

Section 306. Amendments to Section 901 of the Base Indenture.

Section 901 of the Base Indenture is amended by substituting the following for “the Company, when authorized by a Board Resolution” appearing therein: “the Company and the Guarantor, when authorized by a Board Resolution”.

Section 307. Amendments to Section 902 of the Base Indenture.

Section 902 of the Base Indenture is amended by substituting the following for “the Company, when authorized by a Board Resolution” appearing therein: “the Company and the Guarantor, when authorized by a Board Resolution”.

Section 308. Amendments to Section 1005 of the Base Indenture.

The first paragraph of Section 1005 of the Base Indenture shall be deleted in its entirety and replaced with the following:

“SECTION 1005. Exchange Act Reports.

The Company will file with the Trustee, within 15 days after it files them with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 12, 13 or 15(d) of the Exchange Act.

The Company shall file with the Trustee, within 15 days after the Guarantor files the same with the Commission, copies of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Guarantor is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, including the Guarantor’s annual reports on Form 20-F and reports on Form 6-K. In the event that, in the future, the Guarantor is not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, the Company shall furnish on a reasonably prompt basis to the Trustee and Holders who so request in writing, substantially the same financial and other information that the Guarantor would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.”

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 401. Scope of this Supplement.

This Supplement, and the amendments provide for herein, relate only to the Notes and to the Original Indenture and shall have no effect whatsoever on any other Securities or series of securities issued by the Company or the Guarantor under the Base Indenture or otherwise.

Section 402. Provisions of the Original Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Original Indenture shall remain in full force and effect. The Original Indenture, as amended and supplemented by this Supplement, is in all respects ratified and confirmed, and the Original Indenture and this Supplement shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes shall be bound hereby. Notwithstanding any other provision of this Section 402 or the Original Indenture or this Supplement to the contrary, to the extent any provisions of this Supplement shall conflict with any provision of the Original Indenture, the provisions of this Supplement, as applicable, shall govern.

Section 403. Consent to Service; Jurisdiction.

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Supplement, the Original Indenture or the Guarantee may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Guarantor hereby designates and appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Supplement, the Original Indenture or the Guarantee which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Guarantor in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Guarantor shall promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Guarantor agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 404. Governing Law; Waiver of Jury Trial.

(a) THIS SUPPLEMENT AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ORIGINAL INDENTURE, THIS SUPPLEMENT, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 405. Separability of Invalid Provisions.

In case any one or more of the provisions contained in this Supplement should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Supplement, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Supplement shall be construed as if such provision had never been contained herein.

Section 406. Execution in Counterparts.

This Supplement may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 407. Certain Matters.

(a) The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which are made solely by the Company.

(b) In the performance of its obligations hereunder, the Trustee shall be provided with any rights, benefits, protections, indemnities and immunities afforded to it pursuant to the Original Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

TELÉFONOS DE MÉXICO, S.A.B. DE C.V., as Issuer

By:	/s/ Carlos Fernando Robles Miaja
	Name:	Carlos Fernando Robles Miaja
	Title:	Chief Financial Officer

AMÉRICA MÓVIL, S.A.B. DE C.V., as Guarantor

By:	/s/ Daniel Hajj Aboumrad
	Name:	Daniel Hajj Aboumrad
	Title:	Chief Executive Officer

By:	/s/ Alejandro Cantú Jiménez
	Name:	Alejandro Cantú Jiménez
	Title:	General Counsel

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Erika Walker
	Name:	Erika Walker
	Title:	Vice President